                                                                     EXHIBIT 4.1

                    PG&E GAS TRANSMISSION, TEXAS CORPORATION

                               SAVINGS FUND PLAN

                                 August 1, 1997


PG&E Gas Transmission, Texas Corporation a Delaware corporation
530 McCullough
San Antonio, Texas  78215  Company

         The Company adopts this plan to provide for qualified retirement plan benefits effective August 1, 1997 in accordance with the provision set out below.

                                   ARTICLE I

                         Relevant Dates; Qualification

     1.01      Effective Date; Plan Year;
               Limitation Year; Valuation Dates

         1.01-1  This Plan shall be effective August 1, 1997.

         1.01-2 The plan year and limitation year shall be the calendar year, except that the first plan year and limitation year shall be the five-month period from August 1, 1997 to December 31, 1997 and applicable limitations on covered compensation and annual additions shall be pro-rated as required by law.

         1.01-3 The plan shall have daily valuation dates unless the Committee directs the administrator to employ balance-forward valuation procedures, in which case last day of each plan year shall be the regular valuation date and each other date on which the trust assets are valued at the request of the Committee shall be a special valuation date. Under daily procedures, each regular business day on which accounts can be valued with reference to established securities markets shall be a valuation date.

     1.02  Qualification

         1.02-1 The plan and the related trust are maintained for the exclusive benefit of eligible employees and are intended to comply with sections 401(a), 401(k), 401(m) and 501 of the Internal Revenue Code and applicable regulations. This plan is a profit sharing plan.

         1.02-2 If the Commissioner of Internal Revenue initially rules that the plan and the related trust do not qualify under sections 401(a), 401(k), 401(m) and 501 of the Internal Revenue Code, the Company may, within the time permitted by applicable law and regulations, amend the plan and trust retroactively to qualify or may rescind them. If the plan and trust are rescinded for failure initially to qualify, all contributions, adjusted for interim investment results and expenses, shall be returned, and all rights of employees shall cease as though the plan and trust had not been adopted.

                                   ARTICLE II

                   Application to the Company and Affiliates

     2.01  Eligible Employers

         2.01-1 The Company has adopted this plan, and any affiliate approved by the Company may adopt this plan for its employees.

         2.01-2 "Affiliate" means a corporation, person or other entity that is a member, with an Employer, of any of the following:

                 (a) A controlled group under section 414(b) of the Internal Revenue Code.

                 (b) A group of trades or businesses under common control under section 414(c) of the Internal Revenue Code.

                 (c) An affiliated service group under section 414(m) of the Internal Revenue Code.

                 (d) A group of businesses required to be aggregated under
         section 414(o) of the Internal Revenue Code.

         2.01-3 "Employer" means the Company and any adopting affiliate. This plan is a single plan which is or may be maintained by multiple employers and in which all of the plan assets are available to pay benefits for all participants.

     2.02  Service for Affiliates

         2.02-1 Transfer of employment from one affiliate to another shall not cause a termination or Break in Service.

         2.02-2 Work for any affiliate, whether or not an adopting Employer, shall be counted as Service after the business becomes an affiliate or an earlier date fixed by the Company or in a statement of adoption.

         2.02-3 Compensation paid by an acquired affiliate and qualified retirement plan benefits provided by an acquired affiliate with respect to a period of employment before the affiliation date shall be disregarded under this plan except as provided in a statement of adoption or as required by law.

         2.02-4 If a business is acquired by the Company or an affiliate and not continued as a separate affiliate, Service for employees of the acquired business who become employees of the Company or the acquiring affiliate shall be counted from their date of hire by the Company or the affiliate. Past service for the acquired business may be counted from dates fixed by the Company, filed with the Committee and announced to affected employees.

         2.02-5 If an employee is employed by two or more affiliates at the same time, the following rules shall apply:

                 (a) Service for both affiliates shall count to determine whether a Service Year is a Year of Service.

                 (b) The employee may elect pre-tax and employee after-tax contributions up to the maximum allowed percentage of compensation from each Employer, but may not elect contributions from compensation from a non-adopting affiliate.

                 (c) The employee shall receive a share of the matching contribution from each Employer based on elective pre-tax and employee after-tax contributions with respect to compensation from each.

     2.03  Adoption Procedure

         An affiliate may adopt this plan by a written statement signed by the affiliate, approved by the Company and filed with the Trustee. The statement shall include the effective date of adoption and any special provisions that are to be applicable only to employees of the adopting affiliate.

                                  ARTICLE III

                            Eligibility and Service

     3.01  Conditions of Eligibility

         3.01-1  An employee shall participate as follows:

                 (a) Subject to election procedures under 4.02 and 4.04, participation shall start on the first day of the month on or next after the date the employee satisfies the following requirements:

                     (1) The employee has completed six months of employment.

                     (2) The employee is a Qualified Employee.

                 (b) Participation in elective pre-tax contributions and employee after-tax contributions shall continue as long as the employee remains a Qualified Employee.

                 (c) Participation in matching contributions shall continue as provided in 4.03 and 13.03-2.

         3.01-2 "Qualified Employee" means any employee of Employer except the following:

                 (a) An employee covered by a collective bargaining agreement that does not provide for participation in this plan.

                 (b) A leased employee treated as an employee for pension purposes solely because of section 414(n) of the Internal Revenue Code.

                 (c) A nonresident alien who has no US-source earned income.

         3.01-3   Subject to 3.01-4 below, "employee" means for a year one of the following:

                 (a) A person who receives an IRS Form W-2 from Employer or an affiliate under 2.01-2, other than the following:

                     (1) A person who receives a Form W-2 solely because of
                 payments from a non-qualified deferred compensation plan.

                     (2) A person who receives a Form W-2 solely because of
                 payments for the year attributable entirely to services performed in the prior year.

                 (b) A person who has satisfied (a) in a prior year and not in the current year but is treated as an employee for accruing service under a specific provision of this plan.

                 (c) A leased employee under 3.01-2(b).

         3.01-4 If a person's employment status is redetermined for any period, the following shall apply:

                 (a) A person who receives a Form W-2 for a period and is later determined to be an independent contractor for that period, not an employee, shall be treated as ineligible retroactively to the earliest date on which the determination is effective.

                 (b) A person who does not receive a Form W-2 for a period shall not be treated as an employee for that period even if it is later determined that the person was entitled to receive a Form W-2 for the period.

         3.01-5 Every person eligible to elect contributions or having an account under this plan shall be known as a participant. The Committee shall inform participants about the plan and furnish enrollment forms for making contribution elections, making investment elections and designating beneficiaries.

     3.02  Service

         3.02-1 "Year of Service" means a 12-month period in which an employee is in one of the following periods:

                 (a) A period of employment with Employer or an affiliate.

                 (b) A period of severance for which Service is counted under 3.02-5.

                 (c) A period of layoff for which Service is counted under 3.02-7.

                 (d) A period of disability for which Service is counted under 7.02-2.

         3.02-2 Employment starts on the day the employee first performs an Hour of Service and ends on the employee's Severance from Service.

         3.02-3 "Hour of Service" means an hour for which an employee is paid or entitled to payment for the performance of duties.

         3.02-4 An employee's "Severance from Service" is the earlier of the following:

                 (a) The dates prior to normal retirement date, on which the employee quits, retires, is discharged or dies.

                 (b) The first anniversary of the date on which the employee ceased performing Hours of Service for a reason not described in (a), except that the severance date for an employee on leave of absence under 3.03 shall be extended to the end of the leave unless 3.03-3 applies.

         3.02-5 Service will be counted under 3.02-1(b) during a period of severance following a participant's Severance from Service by quit, discharge or retirement prior to normal retirement date if either of the following applies:

                 (a) The employee returns to perform an Hour of Service for Employer or an affiliate within the applicable return period as follows:

                     (1) Subject to 3.02-6, if the absence is because of
                 maternity or paternity under 3.04-1(d) the return period shall be two years.

                     (2) In other cases the return period shall be one year.

                 (b)  The employee is on FMLA leave.

         3.02-6 The entire return period shall be a period of severance for which Service may be credited under 3.02-5 except for absence because of maternity or paternity. The second year of absence for maternity or paternity shall not be a period of severance for which Service is credited under 3.02-5. Not more than one year of service will be credited under 3.02-5(a)(2).

         3.02-7 For purposes of determining the Severance from Service date, the following periods shall not be considered absences from work:

                 (a) Periods during a leave of absence authorized by Employer.

                 (b) Periods during absence because of illness or injury during which the participant is entitled to any of the following:

                     (1)  Sick leave pay.

                     (2) Benefits under a state disability plan, a long term
                 disability plan of Employer, or a Workers' Compensation Law.

                 (c) Absence for military service as long as reemployment rights are protected by law.

         3.02-8 All whole or fractional Years of Service not disregarded due to a Break in Service shall be counted. Fractional Years shall be aggregated to form whole Years of Service and any remaining whole months shall be counted as one-twelfth of a Year of Service. Partial months shall be aggregated into whole months based on 30 days to the month.

         3.02-9 For persons who earn at least an Hour of Covered Service as a Qualified Employee for an Employer within 12 months from August 1, 1997 through July 31, 1998, Service as an employee before August 1, 1997 for Valero Energy Corporation (Valero) and its predecessors and affiliates shall also be counted as Service under 3.02-1 and related provisions. For employees who became employees of an Employer effective January 28, 1997 when Teco Pipeline Company
(Teco) was acquired by Pacific Gas & Electric Corporation (PG&E), service for Teco and its predecessors and affiliates, including TRT Holdings, Inc. shall also be counted as Service under 3.02-1 and related provisions. Service for PG&E, and its predecessors and affiliates shall also be counted as Service under the above rules. Similarly, for employees who became employees of the Company in 1996 when Energy Source, Inc. (ESI) was acquired by PG&E, service for ESI and its predecessors and affiliates shall also be counted as Service under 3.02-1 and related provisions.

         3.02-10 If an employee of Employer is shared with other employers on an agreed basis, all time for all employers shall be counted to determine the employee's Service.

     3.03  Leaves of Absence

         3.03-1 Leaves of absence that will extend the severance date under 3.02-4(b) shall mean the following:

                 (a) A leave of absence authorized by Employer if the employee returns or retires within the time prescribed by Employer and otherwise fulfills all conditions imposed by Employer.

                 (b) A leave of absence in accordance with Employer policies because of illness or accident, including disability under 7.02, if the employee returns promptly after recovery.

                 (c) A period of military service if the employee returns with employment rights protected by law.

                 (d) Periods of leave during which service for eligibility and vesting must be counted under the Family and Medical Leave Act of 1993 (FMLA leave).

         3.03-2 In authorizing leaves of absence, Employer shall treat all employees similarly situated alike as much as possible.

         3.03-3 If an employee on leave fails to meet the conditions of the leave or fails to return to work when required, the following shall apply:

                 (a) Employment shall be terminated and accrual of benefits shall stop when the failure occurs if either of the following applies:

                     (1) The leave is not for military service and the failure
                 is because of death, disability under 7.02 or retirement.

                     (2)  The leave is an FMLA leave.

                 (b) If (a) does not apply, accrual of Years of Service shall stop as of the earlier of the following:

                     (1) The first anniversary of the date the employee ceased
                 performing Hours of Service.

                     (2)  The date of quit or discharge.

                 (c) A person who leaves employment to enter military service shall be treated as having quit on the last day of active employment.

     3.04  Break in Service

         3.04-1  A Break in Service shall be determined as follows:

                 (a) A Break in Service shall occur when a participant has five consecutive Break in Service Years.

                 (b) Subject to (c), a Break in Service Year is the 12-month period starting on the last date for which service is counted under 3.02-4 or 3.02-5 or an anniversary of that date.

                 (c) An employee absent because of maternity or paternity shall not, because of such absence, start a Break in Service until the second anniversary of the date the absence began.

                 (d) Absence because of "maternity or paternity" means an absence from service because of any of the following:

                     (1)  Pregnancy.

                     (2) Birth of the employee's child or care following birth.

                     (3) Adoption of the employee's child or care following
                 adoption or placement for adoption.

                 (e) Paragraph (c) shall not apply unless the employee furnishes timely information satisfactory to the Committee to establish both of the following:

                     (1) That the absence was due to maternity or paternity.

                     (2)  The length of such absence.

         3.04-2 Intermittent periods of service shall be aggregated until there is a five-year Break in Service. If such a Break in Service occurs and the participant has later service, service before the Break will be counted only if one of the following applies:

                 (a) The participant had a vested interest before the Break.

                 (b) The number of Years of Service before the Break is greater than the number of consecutive Break in Service Years.

         3.04-3 If a Break in Service occurs and the employee has later service, the following shall apply:

                 (a) If service before the Break is counted under 3.04-2, any prior forfeitures shall be restored and service before and after the Break shall be combined for vesting of prior and future benefit accruals.

                 (b) If service before the Break is not counted, prior accruals shall remain forfeited and future accruals shall be vested based on service after the break.

     3.05  Construction of Service Rules

         In any case not covered specifically by the plan, the Committee shall determine Benefit Service and Eligibility Service in a manner consistent with the general intent of the plan.

                                   ARTICLE IV

                          Compensation; Contributions

     4.01  Compensation

         4.01-1 "Compensation" means the following subject to 4.01-3 and the limits in 4.01-2:

                 (a) For deductibility of contributions under 4.07 and for the annual addition limit under 4.08-2(b), compensation means taxable pay reportable on IRS Form W-2 under Internal Revenue Code section 3401(a), disregarding limitations based on the nature or location of the employment.

                 (b) For determination of highly compensated employees under 4.05-5, compensation under (a) above shall be adjusted as follows:

                     (1) Amounts described in (c)(1) below shall be included.

                     (2) Amounts realized from the exercise of a nonqualified
                 stock option or from the lapse of restrictions on restricted property shall be excluded.

                 (c) Subject to (d), elective pre-tax contributions under 4.02, matching contributions under 4.03, employee after-tax contributions under 4.04 and the ADP and CP test under 4.05-2, compensation means the amount under (a) above adjusted as follows:

                     (1) Elective pre-tax contributions and any amounts set
                 aside by the participant from otherwise taxable income under a welfare benefit plan qualified under section 125 of the Internal Revenue Code (a cafeteria plan) shall be included.

                     (2) The taxable portion of any reimbursements or other
                 expense allowances, fringe benefits, moving expenses, severance or disability pay and other deferred compensation, bonuses, overtime pay, shift differential pay and welfare benefits shall be excluded.

                 (d) For purposes of the ADP and CP tests under 4.05-2, the Committee may use any definition of compensation permitted by Internal Revenue Code section 414(s) in lieu of the definition in 4.01-1(c).

         4.01-2 Except for determination of the annual addition limit, compensation for any participant for a year shall be limited to $150,000 plus any cost-of-living adjustment authorized by applicable law.

         4.01-3 During any leave of absence for military service under 3.03, compensation shall be imputed at the rate the participant would have been paid if not absent. If this amount is not reasonably certain, compensation shall be based on the participant's average compensation during the 12 months immediately before the leave began, or all such months if fewer than 12.

     4.02  Elective pre-tax contributions

         4.02-1  Employer shall make elective pre-tax contributions as follows:
                 (a) Subject to 4.07, 4.08 and the limits stated below, the contribution for a participant shall be a percentage of compensation elected by the participant, and the participant's wages, salary or other compensation for the year shall be reduced by that amount. For this purpose, other compensation includes a participant's otherwise taxable benefit dollars available but not utilized for qualifying employee welfare benefits under an employer's cafeteria plan (flex plan dollars).

                 (b) Elective pre-tax contributions under (a) shall be in whole-number percentages. The lowest percentage that may be elected shall be 2 percent of compensation, including any employee after-tax contributions elected under 4.04-1.

                 (c) An employee's elective pre-tax contributions in a year, in combination with the employee's after-tax contributions for the year, shall be limited to 15 percent of compensation, or a greater or lesser percentage fixed by the Committee. The Committee may fix lower maximums for highly compensated employees to satisfy the requirements of 4.05. In the first year of participation, compensation shall be counted for the part year after the employee is first eligible to participate.

                 (d) The maximum elective contribution (including any unused flex plan dollars deferred under (a) above) for any calendar year for any participant shall be $7,000 plus any cost-of-living adjustment authorized by applicable regulations.

         4.02-2 The Committee shall establish rules covering the method and frequency of elections and procedures for starting, stopping and changing the rate of elective pre-tax contributions.

         4.02-3 If an employee's elective pre-tax contributions for a plan year would be more than permitted under 4.02-1(d) (an excess deferral), the following shall apply:

                 (a) Any direction for such an excess deferral shall be invalid and the excess deferral shall not be made.

                 (b) An excess deferral that occurs, regardless of the restriction in (a), under all plans maintained by Employer or a statutory affiliate under 2.01-2 shall be a designated excess and shall be distributed to the participant subject to (e).

                 (c) Subject to (e) below, if an excess deferral occurs because of elective deferrals under (b) above combined with deferrals under one or more plans not maintained by Employer or a statutory affiliate, the excess shall be distributed if the following conditions are satisfied:

                     (1) The participant notifies the Committee of the excess
                 deferral by March 1 following the close of the year, unless the Committee waives the deadline.

                     (2) The notice specifies how much of the excess deferral is to be distributed from this plan.

                     (3) Other applicable rules of the Committee are followed.

                 (d) Any distribution under (b) or (c) shall be completed by April 15 following the close of the year for which the excess deferral is made.

                 (e) A participant's distribution under (b) or (c) shall include related earnings and shall be reduced by the amount of any excess contribution previously distributed under 4.06-2 for the same plan year.

         4.02-4 A participant who returns from military leave under 3.03-1(c) may make elective pre-tax contributions on account of the period of leave as follows:

                 (a) Subject to (c) and (e), make-up elective pre-tax contributions may be made only during the contribution make-up period under (b) out of compensation payable during such period.

                 (b) The contribution make-up period begins on the date the participant is reemployed and ends on the earlier of the following:

                     (1) The fifth anniversary of reemployment.

                     (2) The last day of a period that is three times the period of military leave.

                 (c) To the extent permitted by applicable regulations, make-up contributions may be made out of funds other than compensation. Each such contribution shall be considered made when the participant delivers funds to the plan equal to the contribution amount.

                 (d) The participant shall file an election with the Committee designating the plan year during military leave to which make-up elective pre-tax contributions under (a) and (c) relate.

                 (e) Elective pre-tax contributions under (a) and (c), plus elective pre-tax contributions made in the plan year for which the make-up contributions are made, shall not exceed the limit in 4.02-1(c), and 4.02-3 shall apply.

         4.02-5  Elective pre-tax contributions shall be made in cash.

     4.03  Matching Contributions

         4.03-1 For each plan year Employer may make matching contributions as follows, subject to 4.08:

                 (a) The contribution for each participant shall initially be 100 percent of the participant's matched contributions under (b) and
         (c) below for the year. The Board of Directors or chief executive officer of the Company may change this percentage prospectively, or may eliminate matching contributions prospectively, by a plan amendment, which shall specify the matching percentage, if any. A matching contribution shall be allocated to participants in proportion to their matched elective pre-tax contributions and matched employee after-tax contributions for the plan year.

                 (b) "Matched elective pre-tax contributions" are the participant's elective pre-tax contributions, other than flex plan dollars under 4.02-1(a), up to 6 percent of the participant's compensation under 4.01-1(c). The 6 percent limit is applied paycheck-by-paycheck, not cumulatively.

                 (c) "Matched employee after-tax contributions" are the participant's employee after-tax contributions under 4.04 up to 6 percent of the participant's covered compensation under 4.01-1(c), with the participant's 6 percent ceiling for a paycheck reduced by any matched elective pre-tax contributions of the participant for a paycheck.

                 (d) "Unmatched elective pre-tax contributions" are the participant's elective pre-tax contributions in excess of the participant's matched elective pre-tax contributions for the year. Unmatched elective pre-tax contributions will not have matching contributions.

                 (e) "Unmatched employee after-tax contributions" are the participant's employee after-tax contributions in excess of the participant's matched employee after-tax contributions for the year. Unmatched employee after-tax contributions will not have matching contributions.

         4.03-2 Elective pre-tax contributions and after-tax contributions shall be determined after giving effect to any reductions under 4.08, 4.09,
12.09 or 13.01-1.

         4.03-3  Matching contributions shall be made in cash.

         4.03-4 Each plan year, Employer shall make an additional matching contribution with respect to make-up elective pre-tax contributions made during that plan year under 4.03-4 as follows:

                 (a) The additional matching contribution shall be determined separately with respect to each plan year to which a participant's military leave election under 4.02-4(d) relates.

                 (b) The amount of the additional matching contribution with respect to any plan year during military leave shall equal the amount of additional matching contribution that would have been made had the make-up elective pre-tax contributions been made during that plan year.

     4.04  Employee After-Tax Contributions

         4.04-1 Subject to 4.08 and 4.05-3, Qualified Employees may make after-tax contributions to the plan each year, as follows:

                 (a) The amount shall be a whole-number percentage of compensation for the year as defined in 4.01-1(c). The lowest percentage that may be elected shall be 2 percent of compensation, including any employee elective pre-tax contributions elected under 4.02-1.

                 (b) Employee after-tax contributions in a year, in combination with an employee's elective pre-tax contributions for the year, shall be limited to 15 percent of compensation, or a greater or lesser percentage fixed by the Committee. The Committee may fix lower maximums for highly compensated employees to satisfy the requirements of 4.05. In the first year of participation, compensation shall be counted for the part year after the employee is first eligible to participate.

         4.04-2 Employee after-tax contributions shall be made by payroll deduction in the same manner as elective pre-tax contributions. Employee contributions shall be accounted for as the Committee may decide and credited at such intervals as the Committee may fix. Contributions shall be credited not later than the next valuation date under 1.01-3 after payment to the Trustee.

         4.04-3 A participant who returns from military leave under 3.03-1(c) may make after-tax contributions pursuant to rules comparable to those in 4.02-4 for elective pre-tax contributions.

     4.05  Contribution Limits for Highly Compensated Employees

         4.05-1 For each year the plan shall satisfy the nondiscrimination tests in sections 401(k)(3) and 401(m) of the Internal Revenue Code in accordance with Treasury Regulation sections 1.401(k)-1 and 1.401(m)-1 and -2. The following provisions shall be applied in a manner consistent with the Code and Regulation sections, which are incorporated by this reference.

         4.05-2 For each plan year the Committee shall determine the actual deferral percentage (ADP) and the contribution percentage (CP) of the eligible employees who are highly compensated employees under 4.05-5 and the ADP and CP of the remaining eligible employees as follows:

                 (a) The ADP and CP for the highly compensated employees or for the nonhighly compensated employees is the average of the individual deferral or contribution percentages for all eligible employees in the group.

                 (b) An employee's individual deferral percentage is that individual's elective pre-tax contributions for the year as a percentage of the individual's compensation under (d). Excess elective deferrals for a nonhighly compensated employee under a plan maintained by Employer shall be disregarded.

                 (c) An employee's individual contribution percentage is that individual's matching contributions and employee after-tax contributions for the year, including amounts recharacterized under 4.07, as a percentage of the individual's compensation under (d).

                 (d) Compensation for purposes of the ADP and CP is compensation under 4.01-1 for the entire plan year, except that in the first year of participation, compensation shall be counted for the part year after the employee is first eligible to participate.

                 (e) The Committee may, for any year, treat elective pre-tax contributions not needed for the ADP test as matching contributions for purposes of the CP test. No contributions may be used in both tests.

                 (f) The following shall be aggregated to determine the ADP and the CP:

                     (1) All plans that are aggregated with this plan under
                 Internal Revenue Code sections 401(a)(4) and 410(b) (other than for the average benefit percentage test).

                     (2) All cash and deferred arrangements in which the same
                 highly compensated employee is eligible to participate.

         4.05-3 Neither the ADP nor the CP of the highly compensated employees may exceed the greater of the following, as adjusted in 4.05-4:

                 (a) 1.25 times the ADP or CP of the nonhighly compensated employees for the prior plan year. For 1997, the ADP and CP for the current plan year shall be used.

                 (b) 2 percentage points higher than the ADP or CP of the nonhighly compensated employees for the prior plan year, up to 2 times such ADP or CP. For 1997, the ADP and CP for the current plan year shall be used.

         4.05-4 The limits in 4.05-3 shall be applied under the following rules:

                 (a) The limit in 4.05-3(b) shall be adjusted in accordance with Treasury Regulation section 1.401(m)-2 to avoid duplicate use of the limit for any highly compensated employee in violation of Code section 401(m)(9).

                 (b) In accordance with applicable regulations, the Employer may elect to apply the limits in 4.05-3 using the ADP and CP of nonhighly compensated employees for the current year.

         4.05-5 "Highly compensated employee" is defined in section 414(q) of the Internal Revenue Code and related Treasury regulations. In determining which employees are highly compensated employees, the following shall apply:

                 (a) Subject to (b) through (d) below, a highly compensated employee for a plan year is an employee who has performed services for Employer during the year or the prior plan year and is one of the following:

                     (1) An owner of 5 percent or more of an Employer during
                 either year.

                     (2) A person paid over $80,000 for the prior year.

                 (b) The dollar amounts in (a) above shall be adjusted in accordance with Treasury regulations for changes in cost of living.

                 (c) Former employees shall be taken into account in accordance with applicable regulations.

                 (d) Pay for this purpose shall mean compensation under 4.01-1(b), adjusted in accordance with 4.01-1(c)(1).

     4.06  Actions to Correct Excess Contributions
      for Highly Compensated Employees

         4.06-1 If the ADP or CP of the highly compensated employees would exceed the limits in 4.05-3, the Committee shall adjust the contributions for certain highly compensated employees to come within the limits, as follows subject to 4.07:

                 (a) If the ADP limit is exceeded, elective pre-tax contributions and related matching contributions shall be adjusted, taking the highest individual deferral amount first.

                 (b) If the CP limit is exceeded, first employee after-tax contributions (including any recharacterized contributions), then matching contributions, shall be adjusted, taking the highest individual contribution amount first.

                 (c) Amounts recharacterized under 4.07 shall be reflected before the correction is calculated.

         4.06-2 Adjustments under 4.06-1 shall be by forfeiture or distribution as follows:

                 (a) Amounts from matching contributions shall be forfeited, with related earnings, to the following extent:

                     (1) Any matching amount under 4.06-1(a) shall be forfeited whether or not it would otherwise have been vested.

                     (2) Any amount under 4.06-1(b) shall be forfeited to the
                 extent of any unvested balance in the matching contribution account of the highly compensated employee to whom it applies. The unvested balance shall be determined before the reduction.

                     (3) Amounts forfeited shall be applied first to restore
                 previously forfeited amounts under 8.05-1, then to pay plan expenses or offset future matching contributions.

                 (b) Subject to (d) below, any elective pre-tax contributions under 4.06-1(a) shall be distributed, with related earnings, to the highly compensated employees to whom they apply.

                 (c) Employee after-tax contributions and matching contributions under 4.06-1(b) shall be distributed, with related earnings, to the highly compensated employees to whom the adjustment applies.

                 (d) A distribution under (b) above because of the ADP test shall be reduced by the amount of any excess deferral previously distributed under 4.02-3(b) for the same plan year.

                 (e) Related earnings shall be determined under applicable regulations. Distribution shall be made during the plan year after the year to which the excess applies.

     4.07  Recharacterization of Excess Elective Pre-tax
           Contributions

         4.07-1 Excess elective pre-tax contributions under the ADP test may be recharacterized as an employee after-tax contributions under the following rules:

                 (a) Recharacterization may be combined with distribution under
         4.06 to correct the excess. If part of the excess is recharacterized, the distribution necessary for correction under 4.07 shall be reduced by the amount recharacterized and related earnings. Earnings related to a recharacterized excess shall not be treated as an amount recharacterized.

                 (b) The Committee shall decide each year whether all or part of any required correction will be carried out by Recharacterization.

                 (c) Recharacterization must occur within two and one-half months after the close of the plan year to which it relates. The date of notice under (d) shall be the date of Recharacterization.

                 (d) The Committee shall notify the affected participant of the Recharacterization in accordance with applicable regulations.

         4.07-2  An amount recharacterized shall be accounted for as follows:

                 (a) The amount shall be treated as an employer contribution for purposes of deduction limits under 4.08, minimum distribution rules under 6.04, annual addition limitations under 4.09 and top-heavy plan provisions under Article 13.

                 (b) The amount shall be treated as an elective pre-tax contribution for purposes of restrictions on in-service withdrawals under 5.05 and as after-tax employee contributions for tax treatment on distribution or withdrawal.

                 (c) The amount shall be treated as an elective pre-tax contribution for purposes of determining compensation.

     4.08  Deductibility

         4.08-1 Contributions are conditioned upon deductibility under section 404 of the Internal Revenue Code. To the extent a deduction is disallowed,
12.09 shall apply.

         4.08-2 The aggregate of elective pre-tax and matching contributions under this plan and all other employer contributions to any profit sharing and stock bonus plans maintained by an Employer covering some or all of the same participants shall not exceed 15 percent of aggregate compensation under 4.01-1(a) for all the Employer's participants. To the extent the 15 percent limit is exceeded, 12.09 shall apply.

         4.08-3 If contributions would exceed the 15 percent limit because of another defined contribution plan, the amount recovered under 12.09 shall be charged in the same order as reductions under 4.10-2, disregarding returns of employee after-tax contributions, and 4.09-3 shall apply.

     4.09  Limit on Annual Additions

         4.09-1 Benefits shall be limited in accordance with the following rules as provided in Internal Revenue Code section 415 and related regulations. The following provisions shall be applied in a manner consistent with the Code and regulations, which are incorporated by this reference.

         4.09-2 No annual addition for any participant shall be more than the lesser of the following:

                 (a) $30,000 plus any authorized cost-of-living adjustment.

                 (b) 25 percent of the participant's compensation, under 4.01-1(a), for the limitation year.

         4.09-3 "Annual addition" means for any limitation year the sum of elective, matching, and employee after-tax contributions for the year. In applying the limitations on annual additions, all employers that are statutory affiliates as described under 2.01-2, with the adjustment provided in section 415(h) of the Internal Revenue Code, shall be considered a single employer.

         4.09-4 If Employer maintains one or more other defined contribution plans at any time, the annual additions under all such plans shall be combined for purposes of applying the above limitations. For the purposes of 4.09-2(a) only, any contribution to a separate account for post-retirement medical benefits for a key employee under a funded welfare benefit plan shall be considered such an annual addition.

         4.09-5 If Employer maintains or has maintained one or more defined benefit pension plans at any time, the following shall apply:

                 (a) The defined benefit fraction under all such plans combined with the defined contribution fraction under this plan and all other defined contribution plans currently or previously maintained by Employer shall not exceed 1.0 for any individual.

                 (b) The defined benefit fraction numerator shall be the participant's projected annual normal retirement benefit. The denominator shall be the maximum benefit under section 415(b)(1) of the Internal Revenue Code, adjusted under (d).

                 (c) The defined contribution fraction numerator shall be the sum of all annual additions for the participant since the plan's inception. The denominator shall be the sum of the maximum annual additions under section 415(c)(1) of the Internal Revenue Code for all years of the participant's employment with Employer, adjusted under
         (d).

                 (d) The denominators under (b) and (c) shall be the smaller of the maximum percentage limitation amount times 1.4 or the maximum dollar limitation amount times 1.25.

     4.10  Adjustments to Satisfy Limits

         4.10-1 If an annual addition for a participant would exceed the limit in 4.09 as a result of allocation of forfeitures, a reasonable error in estimating a participant's compensation, a reasonable error in determining the amount of elective pre-tax contributions and employee after-tax contributions that may be made under the limits of 4.09, or under other limited facts and circumstances that justify the availability of these rules, then the excess will be disposed of in accordance with Treasury Regulation section 1.415-6(b)(6) as follows:

                 (a) Any unmatched employee after-tax contributions, matched employee after-tax contributions, unmatched elective pre-tax contributions and matched elective pre-tax contributions, in that order, to the extent they would reduce the excess amount, shall be distributed, with related earnings, to the participant.

                 (b) If after action under (a) an excess amount still exists and the participant is covered by the plan at the end of the limitation year, the excess amount in the participant's account shall be used to reduce employer matching contributions (including any allocation of forfeitures) for such participant in the next limitation year, and each succeeding limitation year if necessary.

                 (c) If after action under (b) an excess amount still exists and the participant is not covered by the plan at the end of a limitation year, the excess amount shall be held unallocated in a suspense account. The suspense account shall be applied to reduce employer matching contributions, and corresponding amounts will be allocated, with respect to all remaining participants in the next limitation year, and each succeeding limitation year if necessary.

                 (d) If a suspense account is in existence at any time during a particular limitation year, all amounts in the suspense account must be allocated and reallocated to participants' accounts before any employer contributions may be made to the plan for that limitation year. Excess amounts may not be distributed to participants or former participants.

         4.10-2 If an annual addition for a participant would exceed the limit in 4.09 because of any other tax qualified retirement plan of an Employer, the annual additions under this plan shall be disposed of under 410-1 as necessary to meet the limit, in the following order:

                 (a) Unmatched employee after-tax contributions.

                 (b) Unmatched elective pre-tax contributions.

                 (c) Matched employee after-tax contributions.

                 (d) Matched elective pre-tax contributions (together with related matching contributions) under this plan.

                 (e)  Benefits under any defined benefit pension plan.

                 (f) Annual additions under any defined contribution plan other than this plan.

     4.11  Time of Payment

         4.11-1 Employer shall make payments to the Trustee to cover all contributions as follows:

                 (a) Subject to (b) and (c), an elective contribution or employee after-tax contribution shall be paid as soon as the amount can reasonably be identified and separated from Employer's other assets. Payment shall in any event be made no later than the 15th business day of the month following the month in which the participant would otherwise have received the amount deducted from pay on account of the contribution.

                 (b) All contributions for a plan year shall be paid within the regular or extended time for filing Employer's federal income tax return for the year.

                 (c) In any event, all elective and matching contributions for a plan year shall be paid no later than 12 months after the end of the plan year.

         4.11-2 Any amount that is paid after the end of the year within the time allowed under 4.11-1(b) shall be treated as though paid on the last day of the year.

                                   ARTICLE V

                             Participants' Accounts

     5.01  Participants' Accounts

         5.01-1 The Committee shall keep such separate accounts for each participant as may be necessary to administer the plan properly.

         5.01-2 At least annually, the Committee shall furnish each participant a statement showing contributions, vesting and account balances.

     5.02  Valuations and Adjustments

         5.02-1 As of each valuation date under 1.01-3, the trust funds shall be valued and the values allocated as follows:

                 (a) The Trustee shall value the pooled investment funds at their fair market values and report the values to the Committee. The Committee and Trustee may establish procedures for unit valuation of investment fund assets.

                 (b) The Committee shall adjust the pooled fund account values as of the valuation date, with appropriate adjustments for any interim contributions or distributions since the last valuation date.

         5.02-2 If balance-forward valuation is used under 1.01-3, whenever the Committee finds it desirable to avoid a material distortion in benefits or otherwise to administer the plan properly, it may do either of the following:

                 (a)  Call for a special valuation.

                 (b) Defer pending distributions until after the next regular valuation date.

     5.03  Rollovers

         5.03-1 The Committee may approve rollover of funds from a tax qualified retirement plan or Individual Retirement Account (IRA) if all of the following criteria are met:

                 (a) The individual rolling over the funds is a Qualified Employee of Employer at the time the rollover is made.

                 (b) The funds come from either of the following:

                     (1) An IRA that holds only amounts rolled over from one or more total distributions or eligible rollover distributions from other qualified plans and related earnings.

                     (2) An eligible rollover distribution from a qualified
                 plan.

                 (c) The funds are paid to this plan within 60 days after distribution from the other plan or IRA.

                 (d) The funds do not include any employee contributions.

                 (e) The Committee finds that the rollover will not impair the qualified status of this plan.

         5.03-2 A rollover shall be accounted for in such manner as the Committee shall decide.

     5.04  Transfers Between Plans

         5.04-1 The Committee may approve a transfer from this plan directly into another qualified plan if all of the following conditions are met:

                 (a) The account is vested and currently distributable under this plan.

                 (b) The individual involved requests that the account be distributed directly to the other plan in which the individual may participate.

                 (c) The plan administrator of the receiving plan has agreed to accept the funds and has affirmed that the receiving plan is authorized to accept the transfer.

         5.04-2 The Committee may direct the Trustee to accept funds transferred directly to this plan from another qualified plan if the following conditions are met:

                 (a) The individual involved has requested the transfer and is a Qualified Employee of Employer at the time the transfer is made.

                 (b) The Committee determines that the transfer will not impair the qualified status of this plan.

                 (c) Subject to (d) below, none of the amount transferred is subject to any distribution requirement that is inconsistent with the distribution options in this plan.

                 (d) The transfer would not satisfy (c) above except that it is an elective transfer under Treasury Regulation section 1.411(d)-4 Q&A-3 and the requirements of the regulation are met.

         5.04-3 An amount received by direct transfer shall be accounted for in such manner as the Committee shall decide.

     5.05  In-Service Withdrawals

         5.05-1 Before termination of employment, a participant may withdraw from the plan under (a) and (b), subject to (c) and (d), as follows:

                 (a) Once a plan year, a participant may withdraw from the following accounts (inclusive of earnings) without establishing hardship:

                     (1) Unmatched employee after-tax contributions.

                     (2) Matched employee after-tax contributions.

                     (3) Rollover contributions.

                     (4) Unrestricted transfers. An unrestricted transfer is a
                 plan-to-plan transfer under 5.04-2 that is not a restricted transfer. A restricted transfer is one that is attributable to legally required withdrawal restrictions under the transferor plan and is not an elective transfer under 5.04-2(d). If part of a transfer is restricted, the limitations in this provision shall apply only to the restricted part..

                     (5) Employer matching contributions to the extent vested,
                 except that participants under age 59 1/2 may not withdraw employer matching contributions held by the plan less than two full calendar years.

                     (6) Unmatched elective pre-tax contributions, if the
                 participant is totally and permanently disabled or at least age 59 1/2.

                     (7) Unmatched elective pre-tax contributions, if the
                 participant is totally and permanently disabled or at least age 59 1/2.

                 (b) A participant may withdraw from the following accounts to the extent approved by the Committee because of financial hardship under 5.05-2:

                     (1) Unmatched employee after-tax contributions (inclusive
                 of earnings).

                     (2) Matched employee after-tax contributions (inclusive of earnings).

                     (3) Rollover contributions (inclusive of earnings).

                     (4) Unrestricted transfers (inclusive of earnings).

                     (5) Employer matching contributions (inclusive of
                 earnings), to the extent vested.

                     (6) Unmatched elective pre-tax contributions (exclusive of earnings).

                     (7) Matched el ective pre-tax contributions (exclusive of
                 earnings).

                 (c) Withdrawals shall not be allowed from the following:

                     (1) Funds necessary to provide adequate security for a loan under 5.06, except on default of a loan under 5.06-3(d).

                     (2) Restricted transfer accounts, such as funds (including post-transfer earnings) attributable to amounts transferred from a money purchase pension plan, excluding amounts attributable to any after-tax employee contributions included in the transfer.

                 (d) The order of priority among accounts for withdrawal shall be as listed in (a) or (b), as applicable, unless the Committee establishes a different priority by administrative procedure consistently applied. The Committee's withdrawal procedures may impose restrictions on timing or frequency of withdrawal to the extent related to reasonable administrative needs, but may not waive withdrawal restrictions stated above or impose other restrictions on withdrawal.

         5.05-2 "Financial hardship" means a participant's immediate and heavy financial need that cannot be met from other reasonably available resources and is caused by one or more of the following:

                 (a) Medical expenses under Internal Revenue Code section 213(d) of the participant, the spouse or a dependent under Internal Revenue Code section 152.

                 (b) The cost of tuition for post-secondary education and related educational fees and room and board for the next 12 months for the participant, the participant's child or spouse or a dependent under Internal Revenue Code section 152.

                 (c) The cost of buying the principal residence of the participant, not including making mortgage payments.

                 (d) The cost of preventing eviction from or foreclosure on the principal residence of the participant.

                 (f) Funeral expenses relating to death of a participant's spouse or child or another family member who is a dependent of the participant under Internal Revenue Code section 152.

                 (g) In addition to the expenses stated above, but only for purposes of withdrawals other than from elective pre-tax contribution accounts, the following other expenses if they impose a severe present or impending financial strain on the participant or cause the participant or the participant's family to be endangered by present or impending want or privation or other harsh financial circumstances:

                     (1) Extraordinary expenses incurred on account of accident, sickness, disability or other emergency that affects the participant or a dependent of the participant under Internal Revenue Code section 152.

                     (2) Repair or major improvement of the participant's
                 principal residence.

         5.05-3 Withdrawals shall be carried out in accordance with the following rules:

                 (a) The withdrawal date shall be fixed by the Committee after application by the participant under Committee procedures. If the participant is married when the withdrawal is requested, the application must have the spouse's written consent.

                 (b) The application shall include a signed statement of the facts causing financial hardship and any other information required by the Committee. The statement shall include confirmation that the participant has withdrawn all funds available from all sources reasonably available, including allowed withdrawals under this plan, and has borrowed from all sources reasonably available, including participant loans under this plan, and has liquidated all assets reasonably available to meet the financial need. The Committee may rely on the signed statement of facts and accompanying documents, if any, as conclusive evidence of a participant's financial need.

                 (c) The Committee may require a minimum advance notice, may limit the amount and frequency of withdrawals and may delay payment of an approved withdrawal to permit a special valuation if balance-forward valuation is used under 1.01-3, to permit liquidation of necessary assets or for other pertinent reasons.

                 (d) Withdrawals shall be drawn pro rata from all investment funds holding assets for the participant's account(s).

                 (e) Accounts shall be adjusted as of the last valuation date under 1.01-3 on or before the withdrawal.

     5.06  Loans to Participants

         5.06-1 The Committee may direct the Trustee to lend money to a participant or beneficiary as follows:

                 (a) The Committee shall make loans available to participants and beneficiaries who are parties in interest under 3(14) of the Employee Retirement Income Security Act of 1974 (ERISA) on a reasonably equivalent basis as follows:

                     (1) The borrower must establish an intention and a
                 reasonably certain capacity to repay the loan and interest when due.

                     (2) A beneficiary shall not be eligible for a loan unless
                 all events needed to make the beneficiary's rights unconditional have occurred.

                     (3) A loan shall be available for not less than $1,000 and not more than the limits specified in 5.06-4.

                     (4) Loans shall not be made available to highly compensated employees in an amount greater than
                 the amount available to other employees expressed as a percentage of the account, subject to (3) above.

                     (5) A borrower may have only one loan at a time. If more
                 than one loan is transferred into this plan by direct transfer, that will not violate the one loan limit.

                 (b) The loan date shall be fixed by the Committee after application by the borrower under Committee procedures.

                 (c) Receipt of a loan shall constitute consent by the participant to withdrawals under 5.06-3 before normal retirement age. If the participant is married when the loan is made, the application must have the spouse's written consent in accordance with applicable law.

                 (d) A loan shall be held as a separated investment for the account of the borrower and not as an asset of the pooled trust fund. A participant's loan shall be drawn pro rata from all investment funds holding assets for the participant's account(s). Repayments shall be deposited in accordance with the participant's current fund selection(s) for elective pre-tax contributions and/or employee after-tax contributions.

                 (e) Reasonable fees may be charged to the borrower for making and administering the loan. Such fees shall be paid to the Company and shall be charged directly to the borrower as a condition of making and continuing the loan. The fees shall be charged against the borrower's account unless other arrangements are made by the Committee for payment of the fees.

         5.06-2  Loans shall be secured as follows:

                 (a) A loan shall be secured by the account balances as follows:

                     (1) A loan shall not be secured by amounts attributable to elective pre-tax contributions as defined in 4.02 if the loan is fully secured by other vested account balances.

                     (2) A loan shall be fully secured by other vested account
                 balances if the aggregate of such account balances exceeds the aggregate of all outstanding loan balances when the loan is made or the security is being identified.

                     (3) The loan shall be held as a segregated investment, not as part of the accounts that secure the loan. Any withdrawals on default shall be credited to or charged against such accounts in accordance with the hierarchy for account charges established in accordance with Committee procedures. Segregated loan accounts may not be withdrawn under 5.05.

                 (b) All loans shall also be secured by an assignment of current pay of the borrower. Termination of the employment producing the pay or other termination of the assignment of current pay shall constitute a default unless 5.06-6(a) or (b) is satisfied.

                 (c) The Committee may require or accept other collateral in its discretion.

         5.06-3 If a loan is not repaid when due or otherwise is in default, the following shall apply:

                 (a) The Committee shall have the option to declare the entire principal and interest immediately due and payable.

                 (b) The Committee may instruct the Trustee to withdraw from the participant's vested accounts the amount of the loan and interest plus any applicable withholding, or foreclose on any other collateral, or both, as provided below.

                 (c) After age 59 1/2 or termination of service, all or part of a participant's entire vested plan interest may be withdrawn on default.

                 (d) During employment before age 59 1/2, only the following portions of a participant's vested plan interest may be withdrawn on default:

                     (1) Elective pre-tax contributions plus earnings credited
                 through December 31, 1988 but not later earnings and restricted transfers of such contributions and earnings, to the extent the Committee finds a financial hardship under 5.05-2. A restricted transfer is one that is attributable to amounts that were subject to legally required withdrawal restrictions under the transferor plan and is not an elective transfer under 5.04-2(d).

                     (2) Amounts attributable to employee after-tax
                 contributions, rollovers and unrestricted transfers or vested amounts attributable to matching contributions.

                 (e) Withdrawals will be charged as the Committee may decide against different accounts to which the participant's contributions have been allocated.

         5.06-4 Unless the Committee imposes lower limits on a nondiscriminatory basis, a loan may be made so long as it does not exceed the lesser of the following at the time the loan is made:

                 (a) 50 percent of the participant's vested accounts.

                 (b) $50,000, reduced by any principal payments made on plan loans in the 12 months preceding the date of the loan.

         5.06-5 The Committee shall fix the terms of payment and interest rate for loans under the following rules, treating all persons similarly situated alike:

                 (a) All loans shall be evidenced by negotiable promissory notes payable to the Trustee. The maker shall be personally liable on the note regardless of any security.

                 (b) The interest rate shall be a reasonable rate fixed by the Committee based on the locally prevailing commercial lending rates at the time for comparable loans.

                 (c) Subject to (d), loans must be payable in not more than five years, unless used to acquire the principal residence of the participant.

                 (d) Loans must be amortized by substantially level principal and interest payments made no less often than quarterly over the loan term. Prepayments in full shall be allowed without penalty. Partial prepayments shall not be allowed.

         5.06-6 Regardless of the payment terms, the following rules shall apply:

                 (a) A loan made to an employee-participant shall be due and payable in full three months after the participant is no longer employed by the Company or an affiliate unless the borrower continues to be a party in interest.

                 (b) A loan shall be in default and 5.06-3 shall apply if the pay assignment lapses by termination of employment or is canceled, and a new payment arrangement satisfactory to the Committee is not in place before the next payment is due.

                 (c) If a participant or beneficiary applies for a distribution or withdrawal of assets that secure an outstanding loan, the distribution or withdrawal shall, to the extent necessary to maintain adequate security, be made by holding back a corresponding amount to cover the current balance of the loan and accrued interest.

                                   ARTICLE VI

                              Retirement Benefits

     6.01 Entitlement; Retirement Dates; Participation After Mandatory Benefit Starting Date

         6.01-1 A participant shall be entitled to benefits on retirement or on reaching the mandatory benefit starting date under 6.04-2.

         6.01-2 Retirement shall occur on termination of employment after reaching one of the following dates:

                 (a) Normal retirement date, which shall be age 65.

                 (b) Deferred retirement date, which shall be any day after normal retirement date.

         6.01-3 Commencing benefits under 6.04-2 while still employed shall not constitute retirement and shall not prevent continued participation in contributions. Contributions allocated to the account of a participant after the distribution date under 6.04-2 shall be distributed as soon as practicable, and in any case not later than the end of the calendar year after the calendar year that includes the allocation date.

         6.01-4 If a person entitled to receive benefits is rehired, the following shall apply:

                 (a) If payment had not commenced, the benefit shall not be paid until later termination of employment except as provided in 6.04-2.

                 (b) When the participant later terminates, the amount and form of the benefit shall be redetermined.

                 (c) Subject to 6.04-2, a participant who was receiving installments may elect at any time to stop benefits or to reduce the size of installments.

     6.02  Amount and Form of Benefit

         6.02-1 On retirement, the benefit shall be based on the participant's entire account, which shall be 100 percent vested under 8.01-2, adjusted through the last valuation date under 1.01-3 on or before distribution.

         6.02-2 Benefits shall be paid in one combination of the following ways as selected under 6.03-4, subject to 6.04:

                 (a)  By lump sum payment.

                 (b) By payment in installments fixed by the recipient subject to 6.04 if the amount has ever exceeded $3,500, installments shall normally be substantially equal over the period of payout. Variations may occur because of changes in the account balances caused by trust investment results.

         A participant receiving installments may elect to discontinue installments and receive the remaining balance in a lump sum.

         6.02-3 If the participant's accounts are distributed before the final allocation of contributions is made, a final payment shall be made to the participant promptly after allocation.

         6.02-4 If the participant dies before payment of the entire account, the balance shall be paid as a death benefit under Article VII.

     6.03  Application for Benefits; Time of Payment

         6.03-1 A participant or beneficiary eligible for benefits must apply in writing under 9.04 as follows:

                 (a) Application shall be made on a form prescribed by the Committee.

                 (b) Application shall be made after receipt of the explanation in 6.03-2(c) and within 90 days before benefits are to start.

         6.03-2 Subject to 6.04, retirement benefits shall be paid under the following rules:

                 (a) Subject to (b), the Committee shall direct the Trustee to start benefits as soon as reasonably possible after retirement whether or not an application is filed if either of the following applies:

                     (1) The distributable amount has never been over $3,500.

                     (2) The participant has reached age 70 1/2.

                 (b) The Committee may delay payment of benefits for a reasonable period necessary to process payment but in no event beyond 60 days after the latest of the following:

                     (1) The end of the plan year of retirement.

                     (2)  The date the amount is known.

                     (3) The date an application is received.

                 (c) If the distributable amount has ever exceeded $3,500, the Committee shall, between 30 and 90 days before benefits are to start, give the participant an explanation of the distribution options and the right to defer payment until the mandatory benefit starting date.

                 (d) The Committee shall give the participant or other eligible recipient a written explanation of the following between 30 and 90 days before benefits start:

                     (1) The right to have a direct rollover under 6.03-4, if
                 applicable.

                     (2) The applicability of mandatory withholding if a direct rollover could be elected under 6.03-4 and is not.

                     (3) The applicable rules on rollover and taxation of the
                 distribution as required by section 402(f) of the Internal Revenue Code.

                     (4) The right to defer any benefit election for at least 30 days.

                 (e) If the explanations in (d) are given and the recipient makes the required elections within 30 days, the recipient may request immediate distribution and waive the balance of the 30-day period.

         6.03-3 If the date for payment under 6.04-2 has passed and the Committee has not located the participant or beneficiary, the Committee shall distribute the benefit into an interest-bearing account in a financial institution in the name of the participant or beneficiary. This shall constitute a lump sum distribution to which regular tax reporting and withholding requirements shall apply.

         6.03-4 An eligible recipient of an eligible rollover distribution may elect before a benefit is paid to have the benefit distributed by a direct rollover into an eligible retirement plan or IRA and the following shall apply:

                 (a) The recipient shall furnish the Committee sufficient information to identify the eligible retirement plan or IRA and the fund holder to whom the direct rollover should be paid.

                 (b) "Eligible retirement plan" means an individual retirement account or annuity, an employer-sponsored qualified retirement trust, or an employer-sponsored qualified annuity plan.

                 (c) "Eligible rollover distribution" means any distribution from the plan other than the following:

                     (1) One of a series of substantially equal periodic
                 payments over life, life expectancy, or a period of 10 years or more.

                     (2) A payment required by the minimum distribution rules
                 under 6.04-1.

                     (3) Return of post-tax contributions.

                 (d) "Eligible recipient" means the participant, the spouse of a deceased participant or a spouse or former spouse who is an alternate payee under a qualified domestic relations order.

         6.03-5 The participant or beneficiary shall select the form of payment in the application. Absent a selection, benefits shall be paid in a single lump sum.

     6.04  Distribution Rules

         6.04-1 Benefits shall be paid in accordance with the following overriding rules as provided in Treasury Regulation sections 1.401(a)(9)-1 and - 2.

         6.04-2  Payments to a participant shall be subject to the following:

                 (a) Payments shall start by the April 1 following the calendar year in which the participant has reached age 70 1/2 and either is a 5 percent owner under 416(i) of the Internal Revenue Code or has terminated employment.

                 (b) After the mandatory starting date in (a), the following shall apply:

                     (1) Benefits shall be paid over a period not longer than
                 the life expectancies of the participant and any designated beneficiary. Life expectancies shall not be recalculated after initial determination

                     (2) If payments are by installments with a non-spouse
                 designated beneficiary who is more than 10 years younger than the participant, the joint life expectancy shall be calculated based on the participant's age and a beneficiary 10 years younger.

         6.04-3 Payments after a participant's death shall be subject to the following:

                 (a) If the participant was past the mandatory benefit starting date under 6.04-2, payments must continue at least as quickly as under the schedule in effect at death.

                 (b) If (a) does not apply, payments may be made over a period not longer than the beneficiary's life expectancy.

                 (c) Payments to a beneficiary who is a natural person shall start by the end of the next calendar year after the calendar year of death.

                 (d) If the beneficiary is not a natural person, the entire benefit shall be paid within five years after death.

                                  ARTICLE VII

                        Benefits on Death or Disability

     7.01  Benefits on Death

         7.01-1 A deceased participant's vested account, adjusted to the last valuation date under 1.01-3 before payment and including any final allocation for the year of death, shall be paid as a death benefit to the beneficiary. If death occurs before employment terminates, the participant's account shall be fully vested.

         7.01-2 Death benefits shall be paid in a form and at a time selected by the recipient, subject to 6.04. Application shall be made under 6.03. If the Committee has not located the beneficiary within the time for payment, 6.03-3 shall apply.

     7.02  Benefits on Disability

         7.02-1 A participant whose employment ends because of disability shall be fully vested and entitled to receive benefits under Article VIII.

         7.02-2 A disabled participant is one who as a result of illness or injury suffers from a condition of mind or body that qualifies the participant for total, permanent disability benefits under Social Security. The Committee shall determine the existence of disability and may have the participant examined by and rely on advice from a medical examiner satisfactory to the Committee in making the determination.

         7.02-3 If the participant notifies the Committee in writing that benefits after disability would reduce any other disability benefit, the Committee shall defer payment until the other benefit stops, subject to 6.04-2.

     7.03  Designation of Beneficiary

         7.03-1 Each participant shall file a designation of beneficiaries with the Committee as follows:

                 (a) The designation shall name a specific beneficiary or beneficiaries, which may include a trust. The beneficiaries may be changed from time to time in accordance with these provisions.

                 (b) A designation by a married participant of a beneficiary other than the surviving spouse shall not be effective unless either of the following applies:

                     (1) The spouse executes a consent in writing that
                 acknowledges the effect of the designation and is witnessed by a plan representative or notary public.

                     (2) The consent cannot be obtained because the spouse
                 cannot be located or because of other circumstances provided by applicable regulations.

                 (c) A determination in good faith by the Committee that (b) has been complied with shall be final and binding if the Committee has exercised proper fiduciary care in making the determination.

                 (d) The designated beneficiary or other recipient described below shall receive any residual benefit after death of a participant.

         7.03-2 If the participant's marital status changes after the participant has designated a beneficiary, the following shall apply, subject to any applicable qualified domestic relations order under 12.07-2:

                 (a) If the participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse is the beneficiary or the spouse consents to the designation in the manner prescribed above.

                 (b) If the participant is unmarried at death but was married when the designation was made, the benefit shall be paid as though the former spouse had predeceased the participant.

                 (c) If the participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse consents to it in the manner prescribed above.

         7.03-3 If a beneficiary dies after the death of a participant but before full distribution to the beneficiary, any benefit to which the beneficiary was entitled shall be paid to the estate of the deceased beneficiary.

         7.03-4 The following shall apply to any part of a benefit as to which no valid designation of beneficiary is in effect at death:

                 (a) Subject to (b) and (c) below, the benefit shall be paid in the following order of priority:

                     (1) To the participant's surviving spouse.

                     (2) To the participant's surviving children in equal
                 shares.

                     (3)  To the participant's estate.

                 (b) If a beneficiary designated under (a) above or under 7.03-1 disclaims a benefit, the benefit shall be paid as though that beneficiary had predeceased the participant.

                 (c) If a surviving spouse entitled to a benefit consents after the participant's death to the participant's designation of another beneficiary, the other beneficiary shall be a validly designated beneficiary as to such benefit.

                                  ARTICLE VIII

                    Benefits After Termination of Employment

     8.01  Vesting

         8.01-1 Amounts attributable to matching contributions shall be vested as follows based on Years of Service under 3.02:

Years of Service         Percent Vested
  Less than 1                 -0-
      1                        20%
      2                        40%
      3                        60%
      4                        80%
   5 or more                   100%

         8.01-2 A participant who, while employed by Employer, dies, becomes disabled under 7.02-2 or becomes eligible for retirement shall be fully vested.

         8.01-3 Amounts attributable to elective pre-tax contributions, employee after-tax contributions and any rollovers and transfers shall be fully vested at all times.

     8.02  Distributable Amount

         8.02-1 Absent rehire and restoration under 8.05, a participant whose employment terminates for any reason other than retirement, disability under
7.02 or death shall receive only the vested interest under 8.01.

         8.02-2 The amount to be forfeited shall be determined under 8.04-2(a). The amount of the vested benefit shall be based on the last valuation under 1.01-3 on or before payment.

     8.03  Payment of Benefits

         8.03-1 Subject to 6.04-2, the participant shall specify the time of payment of benefits after termination of employment in the application under 6.03, and the following shall apply:

                 (a) Subject to (b) below, the Committee shall direct the Trustee to pay benefits as soon as reasonably possible, whether or not an application has been filed, if either of the following applies:

                     (1) The distributable amount has never been over $3,500.

                     (2) The participant has reached age 70 1/2.

                 (b) The Committee may delay payment for a reasonable period necessary to process payment but in no event beyond 60 days after the latest of the following:

                     (1) The end of the plan year of reaching normal retirement age.

                     (2)  The date the amount is known.

                     (3) The date an application is received.

                 (c) The Committee shall, between 30 and 90 days before benefits are to start, give the participant or other eligible recipient the following:

                     (1) An explanation of the distribution options and the
                 right to defer payment until normal retirement date.

                     (2) The explanations required by 6.03-2(d).

                 (d) If the amount has never been over $3,500, only the information in (c)(2) is required.

                 (e) If the explanations in (c) are given and the recipient makes the required elections within 30 days, the recipient may request immediate distribution and waive the balance of the 30-day period.

                 (f) If a person entitled to receive benefits is rehired, the benefit shall not be paid until later termination of employment except as provided in 6.04-2. When the participant later terminates, the amount of the benefit shall be redetermined.

         8.03-2 If the date for payment has passed and the Committee has not located the participant or beneficiary, the Committee shall distribute the benefit under the procedure described in 6.03-3.

         8.03-3 Benefits shall be paid in the form determined under 6.02. Application shall be made under 6.03.

     8.04  Forfeiture of Unvested Amounts

         8.04-1 A participant's unvested accounts shall be forfeited at the earlier of the following:

                 (a) The date on which both of the following are true:

                     (1) The participant is zero percent vested or the
                 participant has received a full distribution of the vested portion of the participant's accounts.

                     (2) The participant is not then an employee.

                 (b) The end of the plan year in which the fifth Break-in-Service Year ends.

         8.04-2  Forfeitures shall be accounted for as follows:

                 (a) The amount forfeited shall be based on the balance in the account as of the date on which forfeiture occurs.

                 (b) Forfeitures shall first be applied to restore prior forfeitures under 8.05.

                 (c) Any forfeitures remaining after application under (b) shall be applied to reduce future matching contributions or to pay plan expenses.

         8.04-3 A zero vested balance of a participant shall be treated as though it is distributed immediately when employment terminates.

     8.05  Restoration of Forfeited Amounts

         8.05-1 If a participant is rehired before a five-year Break in Service but after a forfeiture under 8.04-1(a) because of a distribution, the forfeited amount, unadjusted for interim gains or losses, shall be subject to restoration under 8.05-2, and 8.05-3 shall apply. If the rehire occurs after a five-year Break in Service, no restoration shall occur.

         8.05-2 An amount subject to restoration under 8.05-1 shall be credited to the participant's matching contribution account, as applicable, as of the first plan-year-end after rehire and satisfaction of the requirement of 8.05-4. Amounts restored shall be derived first from forfeitures for the plan year of restoration, and then from additional Employer contributions.

         8.05-3 A rehired participant under 8.05-1 may repay the full amount previously distributed from a partially vested account as follows:

                 (a) Repayment shall be made in a single lump sum. Partial repayments shall not be allowed.

                 (b) Repayment may only be made while the participant remains employed, and may not be made later than five years after rehire.

                 (c) Repaid amounts shall be fully vested and shall be accounted for in such manner as the Committee may decide.

                 (d) Repayment cannot be made in whole or in part by rollover from another plan or IRA.

         8.05-4 In order to receive a restoration under 8.05-1 and 8.05-2, a participant must apply for restoration within the time allowed for repayment under 8.05-3. Repayment shall not be required.

     8.06  Vesting After Rehire

         8.06-1 A participant who is fully vested on termination of employment shall remain fully vested after rehire.

         8.06-2 The following rules shall apply in determining the future vested balances for matching contributions after rehire of a participant who is not fully vested:

                 (a) If the rehire occurs before a distribution is made from the account or if the participant repays a distribution under 8.05-3 after rehire, the following shall apply:

                     (1) Subject to (2), the participant's future vested balance shall be determined by applying the vesting schedule to the entire account.

                     (2) In no event shall the vested amount under (1) be less
                 than the amount repaid under 8.05-3, adjusted for investment results after the date of the repayment.

                 (b) If the rehire occurs after a distribution is made from the account and before the participant has a five-year Break in Service and no repayment is made under 8.05-3, the participant's future vested balance shall be determined by taking the following steps:

                     (1) Multiplying the participant's vesting percentage times the sum of the current account balance and the amount previously distributed.

                     (2) Subtracting the amount previously distributed.

                 (c) If the rehire occurs after the participant has a five-year Break in Service, the following shall apply:

                     (1) Any unforfeited and undistributed residue of the
                 participant's partially vested account shall remain fully vested and be carried as a separate account until the participant's future contributions are fully vested.

                     (2) The forfeited balance shall not be restored.

                                  ARTICLE IX

                              Plan Administration

     9.01  Administrative Committee

         9.01-1 The plan shall be administered by an Administrative Committee of one or more persons appointed by the chief executive officer of the Company. If no Committee has been appointed at the date of adoption of the plan, the chief executive officer shall serve as the Committee until one is appointed. The Committee shall have a Chair chosen from among its members and a secretary who need not be a member. Minutes shall be kept of all proceedings of the Committee. The Committee may act at a meeting by a majority vote of a quorum present or without a meeting by action recorded in a memorandum signed by a majority of all members. A majority of members shall constitute a quorum.

         9.01-2 Any member of the Committee may resign on 15 days' notice to the Company. The Company may remove any Committee member without having to show cause. All vacancies on the Committee shall be filled as soon as reasonably practicable. Until a new appointment is made, the remaining members of the Committee shall have authority to act although less than a quorum.

         9.01-3 The Trustee shall be given the names and specimen signatures of the Committee members, the Chair and the secretary. The Trustee shall accept and rely on the names and signatures until notified of a change.

         9.01-4 Documents may be signed for the Committee by the Chair, the secretary or other person designated by the Committee.

     9.02  Committee Powers and Duties; Reports to Committee

         9.02-1 The Committee shall interpret the plan and the related trust, shall decide any questions about the rights of participants and their beneficiaries and in general shall administer the plan and trust, including carrying out all fiduciary and administrative responsibilities allocated to the Committee under the plan and trust documents. Any decision by the Committee shall be final and bind all parties. The Committee shall have absolute discretion to carry out its responsibilities.

         9.02-2 The Committee shall be the plan administrator under federal laws and regulations applicable to plan administration and shall comply with such laws and regulations. The Chair of the Committee shall be an agent for service of process on the plan at the Company's address.

         9.02-3 The Committee shall keep records of all relevant data about the rights of all persons under the plan. The Committee shall determine eligibility to participate and the time, manner, amount and recipient of payment of benefits and the Service of any employee and shall instruct the Trustee on distributions. Any person having an interest under the plan may consult the Committee at any reasonable time.

         9.02-4 The Committee may delegate all or part of its administrative duties to one or more agents and may retain advisors to assist it. The Committee may consult with and rely upon the advice of counsel who may be counsel for an Employer. The Committee shall appoint any independent public accountant required for the plan.

         9.02-5 Each Employer shall furnish the Committee any information reasonably requested by it for plan administration.

     9.03  Company and Employer Functions

         9.03-1 Except as provided in 9.03-2, all Company or Employer functions or responsibilities shall be exercised by the chief executive officer of the corporation, who may delegate all or any part of those functions.

         9.03-2 The power to amend or terminate the plan and trust may be exercised only by the Board of Directors of the Company, except as provided in 9.03-3.

         9.03-3 The chief executive officer of the Company may amend the plan to make technical, administrative or editorial changes on advice of counsel to comply with applicable law or to simplify or clarify the plan. The chief executive officer may delegate the amendment authority.

         9.03-4 Matching contributions may be changed in accordance with 4.03 by the Board of Directors of the Company or by the chief executive officer of the Company.

         9.03-5 The Board of Directors of the Company or an Employer shall have no administrative or investment authority or function. Membership on the Board shall not, by itself, cause a person to be considered a plan fiduciary.

     9.04  Claims Procedure

         9.04-1 Any person claiming a benefit or requesting information, an interpretation or a ruling under the plan shall present the request in writing to the Committee Chair, who shall respond in writing as soon as practicable.

         9.04-2 If the claim or request is denied, the written notice of denial shall state the following:

                 (a) The reasons for denial, with specific reference to the plan provisions on which the denial is based.

                 (b) A description of any additional material or information required for review of the claim and an explanation of why it is necessary.

                 (c) An explanation of the plan's claim review procedure.

         9.04-3 Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice in writing to the Committee. The original decision shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, whether or not there is a hearing, the claimant may have representation, examine pertinent documents and submit issues and comments in writing.

         9.04-4 The decision on review shall normally be made within 60 days. If an extension is required for a hearing or other special circumstances, the claimant shall be so notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant plan provisions. All decisions on review shall be final and bind all parties concerned.

     9.05  Distributions; Conflicting Claims

         9.05-1 The Trustee may pay a participant's or a beneficiary's benefit directly to the participant or beneficiary or to one or more of the following, as directed by the Committee or chosen by the Trustee in the absence of direction:

                 (a) A spouse or parent or to a child of legal age.

                 (b) A legal guardian or a person or entity having actual custody of the person.

                 (c) A provider of maintenance, support or hospitalization.

         9.05-2 A receipt from the recipient or canceled check shall be a sufficient voucher for the Trustee. No accounting for the payment need be obtained by Employer, the Trustee or the Committee.

         9.05-3 If a dispute arises over a distribution, the Committee may direct the Trustee to withhold payment until a court of competent jurisdiction has ruled on the dispute or it is settled by the parties concerned.

         9.05-4 A participant entitled to a distribution may elect to receive in kind any asset held in a separated account for the participant under 10.01-3. No transfer agent or other person involved need review the authority for the transfer ore require an accounting of the application of the property transferred.

     9.06  Expenses

         9.06-1 Members of the Committee shall not be compensated for services. The Committee shall be reimbursed for all expenses.

         9.06-2 The Company may elect to pay any administrative fees or expenses and may allocate the cost among the Employers. Otherwise the expenses and fees shall be paid from the plan assets. Expenses related to a particular account, subaccount or an investment fund may be charged directly to that account, subaccount or fund.

     9.07  Indemnity and Bonding

         9.07-1 The Company shall indemnify and defend any plan fiduciary who is an officer, director or employee of Employer from any claim or liability that arises from any action or inaction in connection with the plan subject to the following rules:

                 (a) Coverage shall be limited to actions taken in good faith that the fiduciary reasonably believed were not opposed to the best interest of the plan.

                 (b) Negligence by the fiduciary shall be covered to the fullest extent permitted by law.

                 (c) Coverage shall be reduced to the extent of any insurance coverage.

         9.07-2 The Company shall indemnify and defend any plan fiduciary not covered by 9.07-1 from any claim or liability arising from any action or inaction based on information or direction from the Committee or an Employer absent willful misconduct, gross negligence or bad faith.

         9.07-3 Plan fiduciaries shall be bonded to the extent required by applicable law for the protection of plan assets.

                                   ARTICLE X

                           Investment of Trust Funds

     10.01  Trust Fund

         10.01-1 Benefits under this plan shall be funded through a trust established by agreement between the Company and the Trustee. The Trustee shall
receive the contributions, hold and invest them, and pay benefits.   The Trustee
shall accept the sums paid and need not determine the required amount of contributions or collect any contribution not voluntarily paid.

         10.01-2 Contributions shall be paid to the Trustee who shall pool them for investment under 10.02, unless separated for participant-directed investment under 10.01-3. The Trustee shall have no regard for the separate interests of individual participants and shall rely completely on the Committee in paying benefits.

     10.02  Pooled Investment Funds

         10.02-1 Plan assets shall be pooled and invested in one or more investment funds established by the Committee. The Committee shall define objectives for the funds, may establish new funds, combine two or more funds or change the objectives of an existing fund.

         Investment funds may be established to invest in stock of the Company or stock of an affiliate of the Company (Company Stock Fund), or stock of a sponsor of a plan from which accounts and related assets are directly transferred to this Plan (Predecessor Employer Stock Fund). No new deposits may be made, however, in a Predecessor Employer Stock Fund.

         10.02-2 The Trustee and any investment manager shall be informed of any Committee action with respect to the investment funds. The Committee shall inform all participants about the funds and the objectives of each.

         10.02-3 If there are two or more investment funds offered, allocation of the account of each participant among the funds shall be controlled as follows:

                 (a) A participant shall allocate all accounts among the funds in minimum increments established by the Committee and may elect to transfer assets between funds. Allocations apply separately to existing balances and to future contributions to the extent permitted under procedures established by the Committee. If no allocation has been made, the contributions shall be allocated to a money market fund.

                 (b) All allocations and elections to transfer shall be by advance notice in accordance with notice requirements established by the Committee. The Committee shall adopt rules for allocations and transfers, which may restrict amounts and timing, to the extent permitted by law. Transfers shall be made over a reasonable period to allow orderly liquidation and reinvestment of the funds.

         10.02-4 The rights of a participant under 10.02-3 may be exercised by a beneficiary as follows:

                 (a) Subject to (c), the beneficiary must be currently entitled to receive benefits on account of the death of a participant.

                 (b) If more than one person or entity is entitled to share the benefit, the Committee may do any of the following:

                     (1) Designate one person or entity to make decisions
                 controlling the entire account.

                     (2) Divide the account and allocate the decision-making
                 power over separate portions to separate beneficiaries.

                     (3) Require the beneficiaries to designate one of
                 themselves or a third person to exercise the power for all of them in such manner and on such terms as the Committee may prescribe.

                 (c) An alternate payee under a qualified domestic relations order under 13.07 shall be considered a beneficiary for this purpose if one of the following applies:

                     (1)  The participant has died.

                     (2) The alternate payee's interest is held in a separate account and the Committee elects to allocate to the alternate payee the power of decision over the account.

                                   ARTICLE XI

                         Amendment; Termination; Merger

     11.01  Amendment

         11.01-1 The Company may amend this plan and trust at any time by written instrument as follows:

                 (a) Amendments shall be signed on behalf of the Company and need not be signed by the Trustee.

                 (b) No amendment shall revest any of the plan assets in any Employer or otherwise modify the plan or trust so that it would not be for the exclusive benefit of eligible employees except as required or permitted by applicable law and regulations.

                 (c) No amendment shall reduce any participant's accrued benefit, or the vested percentage of that accrued benefit, as of the date the amendment is adopted or is effective, whichever is later.

                 (d) No amendment shall increase the Years of Service required for vesting without allowing each participant with at least three Years of Service on the date the amendment is adopted a 60-day period to elect in writing to the Committee to have the prior vesting schedule continue to apply to future benefits under the plan. The 60-day election period shall begin on the latest of the following:

                     (1) The date the amendment is adopted.

                     (2) The date the amendment is effective.

                     (3) The date the participant is provided written notice of the amendment.

         11.01-2 Amendments may be made effective retroactively to the extent permitted by applicable law and regulations.

     11.02  Termination

         11.02-1 The Company may terminate this plan or discontinue contributions at any time. In the event of any total or partial termination or discontinuance, the accounts of all affected participants shall be fully vested and nonforfeitable. The Company may request a ruling from the Internal Revenue Service on the effect of termination on the qualification of the plan.

         11.02-2 Upon termination or discontinuance, the Company may continue the trust to pay benefits as they mature or liquidate and distribute the relevant portion of the trust fund as follows:

                 (a) If the Employer does not maintain a successor defined contribution plan, the assets may be distributed to employees or transferred to a qualified plan that is not a successor plan.

                 (b) If the Employer maintains a successor defined contribution plan, the assets may be transferred to the successor plan. The assets may not be distributed to employees before termination of employment except as allowed under 5.05 for in-service withdrawals.

                 (c) The net assets transferred or distributed shall be allocated by the Committee among participants and beneficiaries in proportion to their interests. Any accumulated forfeitures shall be covered by 12.09-2.

     11.03  Treatment of Employers

         11.03-1 All employees of all Employers, including the Company, shall be treated as though employed by one Employer for purposes of determining total or partial termination. For this purpose the plan shall be treated as one plan and not as a collection of separate plans of the Employers. If some or all of the employees of an Employer terminate employment, this shall be viewed in the context of the whole plan to determine whether there has been a partial termination and whether accelerated vesting is required.

         11.03-2 An Employer may be excluded from the plan with respect to its employees at any time by the Company. Such exclusion shall not automatically constitute a termination or partial termination of the plan. Employees of the excluded affiliate shall be treated as having terminated employment if the affiliate ceases to maintain its affiliated status. Unless the Committee determines or the Internal Revenue Service rules that the exclusion constitutes a partial termination of the plan, the rights of the employees of the excluded affiliate shall not become fully vested and nonforfeitable as a result of the exclusion. If the excluded affiliate retains its affiliated status with the Company, its employees shall continue to accrue Service for purposes of vesting, but shall not be eligible to participate in contributions with respect to pay after the effective date of the exclusion.

     11.04  Merger

         If this plan is merged or consolidated with or the assets or liabilities are transferred to any other plan or trust, the benefit that each participant would receive if the plan terminated just afterwards shall be at least as much as if it terminated just before.

                                  ARTICLE XII

                            Miscellaneous Provisions

     12.01  Information Furnished

         12.01-1 The Trustee and the Committee may accept as correct and rely on any information furnished by Employer. Neither the Trustee nor the Committee may demand an audit, investigation or disclosure of the records of Employer.

         12.01-2 The Committee may require satisfactory proof of age, marital status or other data from a participant, spouse or beneficiary. The Committee may adjust any benefit if an error in relevant data is discovered.

     12.02  Applicable Law

         This plan and trust shall be construed according to the laws of Texas except as preempted by federal law.

     12.03  Plan Binding on All Parties

         This plan shall be binding upon the heirs, personal representatives, successors and assigns of all present and future parties.

     12.04  Not Contract of Employment

         The plan shall not be a contract of employment between an Employer and any employee, and no employee may object to amendment or termination of the plan. The plan shall not prevent any Employer from discharging any employee at any time.

     12.05  Notices

         Except as otherwise required or permitted under this plan or applicable law, any notice or direction under this plan shall be in writing and shall be effective when actually delivered or when deposited postpaid as first-class mail. Mail shall be directed to the address stated in this plan or in a statement of adoption or to such other address as a party may specify by notice to the other parties. Notice to the Committee shall be sent to the Company's address.

     12.06  No Implied Duties

         The duties of the Trustee shall be those stated in the trust's governing instrument(s), and no other duties shall be implied.

     12.07  Benefits Not Assignable; Qualified Domestic Relations Orders

         12.07-1 This plan is for the personal protection of the participants. No vested or unvested interest of any participant or beneficiary may be assigned, alienated, seized by legal process, transferred or subjected to the claims of creditors in any way, except as provided in 12.07-2.

         12.07-2 Benefits may be paid in accordance with a qualified domestic relations order (QDRO) under section 414(p) of the Internal Revenue Code pursuant to procedures established by the Committee. A benefit shall be paid to an alternate payee at the earliest time permitted by the QDRO whether or not the participant has terminated employment.

     12.08  Nondiscrimination

         The Company, each Employer and the Committee shall to the fullest extent possible treat all persons who may be similarly situated alike under this plan.

     12.09  Nonreversion of Assets

         12.09-1 Subject to 1.02-2 and the following paragraphs, no part of the contributions or the principal or income of this plan shall be paid to or revested in an Employer or be used other than for the exclusive benefit of the participants and their beneficiaries.

         12.09-2 Any forfeitures that have not been offset against matching contributions or allocated because of the limit on annual additions when the plan is terminated shall be returned to Employer.

         12.09-3 A contribution may be returned to an Employer to the extent that either of the following applies:

                 (a) The contribution was made by mistake of fact.

                 (b) A deduction for the contribution under 4.07-1 is disallowed.

         12.09-4 Return of contributions under 12.09-3 shall be subject to the following:

                 (a) Any return must occur within one year of the mistaken payment or disallowance of the deduction.

                 (b) The returnable amount shall be reduced by a pro rata share of any investment losses attributable to the contribution and by any amounts that cannot be charged under (c) below.

                 (c) The amounts returned shall be charged to participants' accounts in the same proportion as the accounts were credited with the contribution. No participant's account shall be charged more than it was previously credited.

                                  ARTICLE XIII

                          Special Top-Heavy Plan Rules

     13.01  Application of Rules

         13.01-1 Contributions shall not be made to the plan for key employees in any plan year if the contributions would cause the plan to become top heavy. Contributions shall be adjusted under this provision by prospective, pro rata reduction in the elective, employee after-tax and related matching contributions otherwise allocable to the key employees' accounts for the year.

         13.01-2 If the plan becomes top-heavy, the rules in this Article shall apply and shall control over any other provisions with which they conflict.
Once effective, the top-heavy plan restrictions in 13.03 shall continue to apply even if the plan ceases to be top-heavy.

     13.02  Determination of Top-Heavy Status

         13.02-1 The plan shall be top-heavy for a plan year if, as of the determination date, the plan's top-heavy percentage for the year exceeds 60 percent. The top-heavy percentage is the present value of accrued benefits of all key employees as a percentage of the present value of accrued benefits of all key and non-key employees. For this purpose, employees means all current and former employees other than the following:

                 (a) Non-key employees who were formerly key employees.

                 (b) Former employees who have performed no services for Employer during the five-year period ending on the determination date.

         13.02-2 The determination date for each plan year other than the first plan year shall be the last day of the preceding plan year. For the first plan year, the determination date shall be the last day of the plan year.

         13.02-3 "Key employee" and "non-key employee" are defined in section 416(i) of the Internal Revenue Code.

         13.02-4 The following plans of Employers and affiliates shall be considered as one plan for determining top-heaviness:

                 (a) Any plan in which a key employee participates.

                 (b) Any plan that must be considered in order for a plan in (a) to meet the minimum coverage requirements for qualification under Internal Revenue Code sections 401(a)(4) and 410.

         13.02-5 For purposes of 13.02-1, the present value of a participant's accrued benefit shall be the sum of the account balances as of the determination date, subject to the following:

                 (a) Any later Employer contributions allocated as of that date shall be excluded.

                 (b) Rollovers and transfers shall be included or excluded as provided in 13.02-6 and 13.02-7.

         13.02-6 Except as provided below, distributions and transfers made within the plan year ending on the determination date or the four preceding plan years shall be added back to the present value of accrued benefits as of the determination date unless already counted. A transfer out of this plan, or a distribution that is rolled over, shall not be added back if either of the following applies:

                 (a) It goes to a plan maintained by Employer or an affiliate.

                 (b) It is not initiated by the employee.

         13.02-7 A rollover or transfer shall be included only if one of the following applies:

      (a) It comes from a plan maintained by Employer or a statutory affiliate under 2.01-2.

      (b) It is not initiated by the employee.

     13.03  Top-Heavy Plan Restrictions

         13.03-1 The following provisions shall apply effective the first plan year for which the plan is top-heavy and shall continue in effect even if the plan ceases to be top-heavy.

         13.03-2 Each participant who is a non-key employee employed at the end of the year shall receive a minimum Employer contribution regardless of the participant's Hours of Service for the year, or whether or not the participant has elective pre-tax contributions during the year. The minimum contribution (excluding elective pre-tax contributions) for a non-key employee shall be the lesser of the following:

                 (a) The largest combined elective and other Employer contribution, expressed as a percentage of compensation as defined in 4.01-1(a), for any key employee for the year.

                 (b)  3 percent of such compensation.

         13.03-3 The limitation in 4.08-5(d) shall be determined using 1.0 in place of 1.25.

     Adopted: July 31, 1997.

         Company/1/                      PG&E GAS TRANSMISSION,
                                           TEXAS CORPORATION


                                         By___________________________

                                         Executed: _________, 1997




------------------------------
/1/ The Company is adopting the Plan in its capacity as lead sponsoring employer. The Company's adoption of the Plan is on behalf of and applies with respect to each adopting affiliate.